Exhibit 99.1

For more information contact: Jennifer Jarman
The Blueshirt Group
415-217-7722
jennifer@blueshirtgroup.com
Synaptics Reports Record Results for Fiscal Fourth Quarter
•	Record revenue, up 26% from prior year

•	Record GAAP net income and EPS

•	Strong growth in core notebook and mobile applications, with touchscreen revenue reaching an all-time high
Santa Clara, CA — July 29, 2010 — Synaptics (Nasdaq: SYNA), a leading developer of human interface solutions for mobile computing, communications, and entertainment devices, today reported financial results for the fourth quarter and year ended June 30, 2010.
Net revenue of $145.8 million in the fourth quarter of fiscal 2010 was a record, an increase of 26% over $115.3 million a year ago and an increase of 25% from $116.2 million, sequentially. Net income in the fourth quarter of fiscal 2010 was a record $19.3 million, or $0.54 per diluted share, compared with $12.4 million, or $0.34 per diluted share, a year ago and net income of $11.6 million, or $0.33 per diluted share, in the third quarter of fiscal 2010.
Non-GAAP net income in the fourth quarter of fiscal 2010 was $24.8 million, an increase of 44% over the prior year and an increase of 52% from the previous quarter. Non-GAAP net income per diluted share was $0.70 in the fourth quarter of fiscal 2010, an increase of 49% over the prior year and an increase of 52% compared with the previous quarter. (See attached table for a reconciliation of GAAP to non-GAAP results.)
“Synaptics capped off fiscal 2010 with the highest revenue quarter in our history as we experienced strong growth for both notebook and mobile applications,” stated Tom Tiernan, President and CEO. “As the innovation leader in human interface solutions, Synaptics continues to win in the market based on our unique solutions approach, our portfolio fulfillment model, the strength and reliability of our technology, and our proven ability to execute.”
Mr. Tiernan added, “Fiscal 2011 is off to a strong start, and we anticipate setting a new revenue record in the first quarter. We are pleased to have recently announced compelling new technology for large touchscreens and remote controls, both of which we expect to be new sources of revenue in fiscal 2011.”
PC revenue of $84.6 million represented 58% of total revenue for the fourth quarter and increased 29% from the comparable quarter last year. Non-PC revenue of $61.2 million increased 23% from the comparable quarter last year and comprised 42% of total revenue for the quarter. Mobile phone applications comprised 40% of the Company’s revenue, and the number of mobile phone models shipping with Synaptics’ touchscreen solutions reached a new high.
Net revenue for fiscal 2010 was $514.9 million, an increase of 9% over $473.3 million for fiscal 2009. Net income for fiscal 2010 was $53.0 million, an increase of 10% over $48.1 million for fiscal 2009. Net income per diluted share was $1.50, an 11% increase over net income per diluted share of $1.35 for fiscal 2009.

Non-GAAP net income for fiscal 2010 was $80.0 million compared with $77.9 million for fiscal 2009. Non-GAAP net income per diluted share was $2.26 compared with $2.19 in 2009. (See attached table for a reconciliation of GAAP to non-GAAP results.)
Kathy Bayless, CFO, added, “Considering our backlog of approximately $85 million entering the September quarter, expected product mix, and customer forecasts, we anticipate revenue in the quarter of $148 million to $156 million, an increase of 24% to 30% over the comparable quarter last year. With a strong start to the year and anticipated continued solid demand for our core notebook and mobile phone applications, we expect our fiscal 2011 revenue growth rate to accelerate over last year to at least the low double-digits to mid-teens.”
Earnings Call Information
The Synaptics fourth quarter fiscal 2010 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, July 29, 2010, during which the Company will provide forward-looking information. To participate on the live call, analysts and investors should dial 1-877-941-2068 at least ten minutes prior to the call. Synaptics will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at www.synaptics.com.
About Synaptics Incorporated
Synaptics (NASDAQ: SYNA) is a leading developer of human interface solutions for the mobile computing, communications, and entertainment industries. The company creates interface solutions for a variety of devices including notebook PCs, PC peripherals, digital music players, and mobile phones. The TouchPad™, Synaptics’ flagship product, is integrated into a majority of today’s notebook computers. Consumer electronics and computing manufacturers use Synaptics’ solutions to enrich the interaction between humans and intelligent devices through improved usability, functionality, and industrial design. The company is headquartered in Santa Clara, Calif. www.synaptics.com
NOTE: Synaptics, TouchPad, and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries.
Use of Non-GAAP Financial Information
In evaluating its business, Synaptics considers and uses net income per share excluding share-based compensation and unusual or non-recurring items as a supplemental measure of operating performance. Net income excluding share-based compensation and unusual or non-recurring items is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to GAAP net income. The Company presents net income excluding share-based compensation and unusual or non-recurring items because it considers it an important supplemental measure of its performance. The Company believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of non-cash compensation charges and unusual or non-recurring items. Net income excluding share-based compensation and unusual or non-recurring items has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company’s GAAP net income. The principal limitations of this measure are that it does not reflect the Company’s actual expenses and may thus have the effect of inflating its net income and net income per share.

Forward-Looking Statements
This press release contains “forward-looking” statements about Synaptics, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ view of its position as the innovation leader in human interface solutions, Synaptics’ view that it continues to win in the market based on its unique solutions approach and portfolio fulfillment model, Synaptics’ view of its strength and reliability of its technology and its proven ability to execute, Synaptics’ expectation that its new technology for large touchscreens and remote controls will result in new sources of revenue in fiscal 2011, Synaptics’ anticipated revenue for the quarter ending September 30, 2010 and its anticipation of a record revenue quarter, Synaptics’ anticipated continued solid demand for its core notebook and mobile phone applications and its expectation of accelerated revenue growth in fiscal 2011 over the prior fiscal year. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ solutions, (c) changing market demand trends in the markets Synaptics serves, (d) the success of customers’ products that utilize Synaptics’ product solutions, (e) the development and launch cycles of customers’ products, (f) market pressures on selling prices, (g) changes in product mix, (h) the market acceptance of Synaptics’ product solutions compared with competitors’ solutions, (i) general economic conditions, including consumer confidence and demand, and (j) other risks as identified from time to time in Synaptics’ reports filed with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K for the fiscal year ended June 30, 2009. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.
(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	June 30,
	2010	2009 *

Assets
Current assets:
Cash and cash equivalents	$209,858	$169,036
Short term investments	—	22,934

Total cash, cash equivalents, and short-term investments	209,858	191,970
Receivables, net of allowances of $500 and $513, respectively	101,509	84,739
Inventories	18,667	14,950
Prepaid expenses and other current assets	4,471	3,094

Total current assets	334,505	294,753

Property and equipment, net	25,821	25,431
Goodwill	1,927	1,927
Non-current auction rate securities	28,012	28,767
Other assets	24,414	25,272

Total assets	$414,679	$376,150

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,618	$32,210
Accrued compensation	11,330	8,450
Income taxes payable	10,061	9,128
Current deferred tax liability	—	10,225
Other accrued liabilities	18,962	11,813
Notes payable	—	63,234

Total current liabilities	105,971	135,060

Convertible senior subordinated notes	2,305	—
Other liabilities	19,892	18,484

Commitments and contingencies

Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 44,891,834 and 43,779,011 shares issued, and 34,020,521 and 34,690,911 shares outstanding, respectively	45	44
Additional paid in capital	347,764	293,666
Less: 10,871,313 and 9,088,100 treasury shares, respectively, at cost	(281,932)	(237,387)
Retained earnings	219,119	166,154
Accumulated other comprehensive income	1,515	129

Total stockholders’ equity	286,511	222,606

Total liabilities and stockholders’ equity	$414,679	$376,150

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.

SYNAPTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009*	2010	2009*

Net revenue	$145,763	$115,327	$514,890	$473,302
Cost of revenue (1)	86,516	68,924	306,188	281,793

Gross margin	59,247	46,403	208,702	191,509
Operating expenses
Research and development (1)	22,923	18,995	86,552	68,026
Selling, general, and administrative (1)	15,053	12,944	60,027	54,014

Total operating expenses	37,976	31,939	146,579	122,040

Operating income	21,271	14,464	62,123	69,469
Interest income	205	452	977	3,222
Interest expense	(5)	(1,399)	(2,400)	(7,053)
Loss on early retirement of debt	—	—	—	(1,053)
Net gain/(loss) on investments	—	160	(443)	(9,243)

Income before income taxes	21,471	13,677	60,257	55,342
Provision for income taxes (2)	2,143	1,290	7,292	7,263

Net income	$19,328	$12,387	$52,965	$48,079

Net income per share:
Basic	$0.57	$0.36	$1.57	$1.41

Diluted	$0.54	$0.34	$1.50	$1.35

Shares used in computing net income per share:
Basic	33,867	34,388	33,836	33,981

Diluted	35,514	36,348	35,423	35,577

(1) Includes share-based compensation charges of:

Cost of revenue	$491	$430	$2,307	$1,680
Research and development	3,558	2,624	14,330	8,897
Selling, general, and administrative	3,988	3,726	18,739	13,843

	$8,037	$6,780	$35,376	$24,420

(2) Includes tax benefit for share-based compensation charges of:

	$2,600	$2,523	$9,642	$7,972

Non-GAAP net income per share:
Basic	$0.73	$0.50	$2.36	$2.29

Diluted	$0.70	$0.47	$2.26	$2.19

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.

SYNAPTICS INCORPORATED
Computation of Basic and Diluted Net Income Per Share
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009*	2010	2009*

Numerator:
Basic and diluted net income	$19,328	$12,387	$52,965	$48,079

Denominator:
Shares, basic	33,867	34,388	33,836	33,981
Effect of dilutive share-based awards	1,647	1,960	1,587	1,596

Shares, diluted	35,514	36,348	35,423	35,577

Net income per share:
Basic	$0.57	$0.36	$1.57	$1.41

Diluted	$0.54	$0.34	$1.50	$1.35

Computation of non-GAAP basic and diluted net income per share (unaudited):

Numerator:
Reported net income	$19,328	$12,387	$52,965	$48,079
Non-GAAP adjustments (net of tax):
Loss on early retirement of debt	—	—	—	643
Net (gain)/loss on investments	—	(160)	443	9,243
Non-cash interest expense	—	695	1,192	3,469
Discrete tax items	—	—	(370)	—
Share-based compensation	5,437	4,257	25,734	16,448

Non-GAAP basic and diluted net income	$24,765	$17,179	$79,964	$77,882

Non-GAAP net income per share:
Basic	$0.73	$0.50	$2.36	$2.29

Diluted	$0.70	$0.47	$2.26	$2.19

*	Adjusted for retrospective application of ASC 470-20. Refer to our earnings release dated October 23, 2009 for the impact of the retrospective application of ASC 470-20.